EXHIBIT 99.1

PRESS RELEASE    PRESS RELEASE    PRESS RELEASE    PRESS RELEASE

NITROMED, INC
45 HAYDEN AVENUE, SUITE 3000
LEXINGTON, MA 02421
t. 781.266.4000
f. 781.274.8080
www.nitromed.com
______________________

NitroMed Announces Sale of Common Stock

Lexington, MA (May 24, 2007) — NitroMed, Inc. (NASDAQ:NTMD) announced today that it entered into definitive agreements to sell approximately 7.6 million shares of its common stock to selected institutional investors at a price of $2.60 per share.  The shares were offered under NitroMed’s effective shelf registration statement previously filed with the Securities and Exchange Commission on August 3, 2005.  Proceeds to NitroMed from this registered direct offering, net of offering expenses and placement agency fees, total approximately $18.3 million.  The net proceeds of the financing are expected to be used for general corporate purposes, including sales, marketing and commercialization efforts for NitroMed’s product, BiDil® (isosorbide dinitrate/hydralazine hydrochloride), and the development of an extended release version of BiDil designed to be taken once per day, known as BiDil XR™.

Thomas Weisel Partners LLC acted as the sole placement agent in this offering.  Copies of the final prospectus relating to this offering may be obtained from Thomas Weisel Partners LLC, One Montgomery Street, San Francisco, California 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial and is marketed by NitroMed through a specialty medicines sales organization.

For full prescribing information, visit: www.BiDil.com.  BiDil® is a registered trademark of NitroMed, Inc.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expected use of the proceeds of its registered direct offering, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties in successfully developing, obtaining regulatory approval for, manufacturing and commercializing BiDil XR, including the Company’s ability to maintain third-party relationships for the development and manufacture of clinical and commercial quantities of BiDil XR on favorable terms, if at all; the Company’s ability to execute on its revised sales and marketing strategy for BiDil, including without limitation, the Company’s ability to achieve anticipated cost reductions, the Company’s ability to successfully market and increase the sales of BiDil with limited sales force support and centralized marketing efforts, the Company’s ability to recruit the specialized sales representatives necessary to execute on this strategy, and the Company’s ability to successfully enter into a co-promotion agreement for BiDil on favorable terms, if at all; the Company’s ability to enter into collaboration or licensing arrangements with strategic partners related to its product candidate portfolio on favorable terms, if at all; the Company’s ability to obtain the substantial additional funding required to execute its business strategies; patient, physician and third-party payer acceptance of BiDil and/or BiDil XR, if successfully developed. as safe and effective therapeutics; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2007 and beyond; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which has been filed with the SEC and in other filings the Company makes with the SEC from time to time. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts:

Jane Kramer
P: 781.266.4220
C: 781.640.8499

###